[Letterhead of IBM]








                               Contact:  Jeff Cross
                                         IBM, 914-766-1265,
                                         jrcross@us.Ibm.com
                                         Yvonne Donaldson
                                         Tivoli Systems, 512-436-8311,
                                         yvonne.donaldson@tivoli.com

                                         01/08/98

               IBM ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO
             WAITING PERIOD INVOLVING SOFTWARE ARTISTRY MERGER


          ARMONK, N.Y., January 8, 1998 . . . IBM today announced that the Hart-Scott-Rodino waiting period relating to the proposed merger of IBM's Tivoli Systems subsidiary and Software Artistry, Inc., has expired. IBM's tender offer for Software Artistry currently is scheduled to expire on January 23, 1998.